MEMORANDUM OF AGREEMENT

This MEMORANDUM OF AGREEMENT, dated the 13th day of November, 2008, between PINELLAS COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY, doing business as the Pinellas County Economic Development Authority, a public body corporate and politic created and existing under and by virtue of the laws of the State of Florida (the "Issuer") and BOVIE MEDICAL CORPORATION, a for-profit corporation duly organized and existing under the laws of the State of Delaware (the "Company").

SECTION 1.  The matters of mutual inducement and reliance which resulted in the execution of this Memorandum of Agreement are as follows:

(a)           The Issuer is a local agency under the provisions of Chapter 159, Part II, Florida Statutes and has been created pursuant to Chapter 159, Part III, Florida Statutes, by the Board of County Commissioners of Pinellas County, Florida (the "County") as amended (collectively, the "Act"), to provide for the issuance of and to issue and sell its Industrial Development Revenue Bonds for the purpose of paying all or any part of the cost of any "project" as defined in the Act.

(b)           In order to improve the economic base of Pinellas County (the "County") and to preserve employment in the State of Florida (the "State"), to promote the economic growth of the County and the State, to increase purchasing power and opportunities for gainful employment, and to advance and improve the economic prosperity and the general welfare of the State and its people, it is desirable that the Issuer issue and sell its Industrial Development Revenue Bonds (Bovie Medical Corporation Project), Series 2008, in the aggregate principal amount of not to exceed $4,500,000 (the "Bonds").

(c)           The Issuer intends to use the proceeds thereof, to the extent of such proceeds, as follows: (i) to pay all or any part of the cost of issuance of the Bonds, (ii) to finance the costs of acquiring, renovating and equipping an approximately 60,000 square foot manufacturing facility to be used in manufacturing of medical devices and accessories (the "Project"), and (iii) to pay any other "cost" (as defined in the Act) of the Project.  The Project will be owned and operated by the Company.

(d)           The Issuer intends to finance the Project for the Company from proceeds of the sale of its Bonds, such loan to be payable by the Company in installments sufficient to pay the principal of, premium (if any), interest and costs due on the Bonds when and as the same become due.

(e)           The Company has requested that the Issuer enter into this Memorandum of Agreement for the purpose of declaring the Issuer's intention to provide financing to pay a portion of the cost of the Project.

(f)           The Issuer, by resolution duly passed and adopted, has made certain findings and determinations and has approved and authorized the execution and delivery of this Memorandum of Agreement.

(g)           The Company represents that Bond proceeds will not be used to finance any costs for the Project incurred prior to sixty (60) days before the date of this Memorandum of Agreement, except to the extent allowed by federal tax law.

SECTION 2.  The Issuer will cooperate with the Company and its agents in the Company's efforts to find one or more institutional purchasers for the Bonds, and if purchase arrangements satisfactory to the Company can be made by the Company and its agents, the Issuer will authorize the issuance and sale of the Bonds, and will issue and sell the Bonds to such purchaser or purchasers of the Bonds as may be designated by the Company all upon such terms and conditions as shall be approved by the Company and authorized by law; provided, however, the Issuer will approve the sale of the Bonds solely to institutional investors which will at no time cause the Bonds to be offered for sale to the public, unless the Company provides a letter of credit from the RBC Bank (USA) to secure the Bonds.  The Bonds will be payable solely from the revenues and proceeds derived by the Issuer from the operation of the Project, and will not constitute a debt, liability or obligation of the County, the Issuer, or of the State or of any other political subdivision thereof.  The Issuer shall not be obligated to pay the same nor interest, premium (if any) or costs thereon except from the revenues and proceeds pledged therefore, and neither the faith and credit nor the taxing power of the County or of the State or of any other political subdivision thereof will be pledged to the payment of the principal of, premium (if any), interest or costs due pursuant to or under such Bonds.

From the date hereof, until the sale of the Bonds, the Company will, within ten (10) days after its occurrence, notify the Issuer of any material change, whether or not adverse, in the business, operations or financial condition of the Company.  In the event the Issuer shall, at any time prior to the sale of the Bonds, determine in its sole discretion that there has been a material adverse change in the business, operations or financial condition based upon financial statements or notices provided by the Company in accordance herewith, the obligation of the Issuer to issue and sell the Bonds shall, at the option of the Issuer, be terminated.

SECTION 3.  The Issuer will, at the proper time, and subject in all respects to the prior advice, consent and approval of the Company, submit applications, adopt such proceedings and authorize the execution of such documents as may be necessary and advisable for the authorization, sale and issuance of the Bonds and the acquisition, improving, constructing and equipping of the Project, all as shall be authorized by law mutually satisfactory to the Issuer and the Company.

SECTION 4.  The Bonds issued shall be in such aggregate principal amount, shall bear interest at such rate or rates, shall be payable at such times and places, shall be in such forms and denominations, shall be sold in such manner and at such time or times, shall have such provisions for redemption, shall be executed, and shall be secured, all as shall be authorized by the Act and all on terms mutually satisfactory to the Issuer and the Company.

SECTION 5.  The Issuer will use and apply the proceeds of the issuance and sale of the Bonds, or cause such proceeds to be used and applied, to the extent of such proceeds, to pay the cost of the Project, and will loan such Bond proceeds to the Company for the Project pursuant to a financing agreement requiring the Company to make payment for the account of the Issuer in installments sufficient to pay all of the interest, principal, redemption premiums (if any) and other costs due under and pursuant to the Bonds when and as the same become due and payable, to operate, repair and maintain the Project at the Company's own expense, to pay all other costs incurred by the Issuer in connection with the financing of the renovation, equipping and administration of the Project which are not paid out of the Bond proceeds or otherwise for so long as any of the Bonds remain outstanding, and for the conveyance to the Company of all rights, title and interest of the Issuer in and to the Project when all of the obligations of the Company under the financing agreement have been performed and satisfied.

SECTION 6.  The Company hereby agrees to acquire, renovate and equip the Project, it being understood and agreed that the Company shall provide all services incident to the equipping of the Project (including, without limitation, the preparation of plans, specifications and contract documents, the award of contracts, the inspection and supervision of work performed, the employment of engineers, architects, building and other contractors) and that the Company shall pay all costs of the Project, subject to reimbursement by the Issuer upon the issuance and sale of the Bonds and the use and application of the proceeds thereof as provided above, the Issuer shall have no responsibility for the provision of the aforesaid services.  It is expected that the cost of the Project will not exceed Four Million Five Hundred Thousand Dollars ($4,500,000), including interest during the period of expansion, and legal, accounting and financing expenses.  The Company agrees that to the extent that the proceeds derived from the sale of the Bonds are not sufficient to complete the Project, the Company, as the owner of the Project, will be responsible for supplying all additional funds which are necessary for the completion of the Project.  So long as this Memorandum of Agreement is in effect all risk of loss to the Project will be borne by the Company.

SECTION 7.  At or prior to the time of issuance and sale of the Bonds, the Issuer will enter into a trust indenture or other such escrow arrangement to secure the Bonds, whereby the Issuer's interest in the Project, the financing agreement with the Company, and all fees, rents, charges, proceeds from the operation of the Project, and other funds and revenues in respect of the Project, will be pledged and assigned to a trustee or escrow agent, and held in trust, for the benefit of the holders, from time to time, of the Bonds.

SECTION 8.  At or prior to the time of issuance and sale of the Bonds, the following conditions precedent shall have been satisfied:

(a)           The Company shall have satisfactorily completed all procedures established by the Issuer for the review and approval of industrial development revenue bond issues.

(b)           The Issuer shall have duly passed and adopted a resolution making all findings required by law and authorizing the issuance and sale of the Bonds and the execution and delivery of the financing agreement, the trust agreement and such other agreements, instruments and documents as may be required to be specifically authorized.  It is an express condition of this Memorandum of Agreement that the Bonds be sold only in the manner and to a purchaser or purchasers approved by the Issuer.

(c)           The Company shall have authorized the execution, delivery and performance of the financing agreement, and approved the trust agreement and the issuance and sale of the Bonds, and authorized or approved such other agreements, instruments and documents for which specific authorization or approval may be required.

(d)           The Company shall have provided a satisfactory opinion of its counsel with respect to the due authorization, execution and delivery of the financing agreement, and related agreements, instruments and documents, their legality, validity, binding effect and enforceability in accordance with their respective terms, and the absence of any violation of law, rule, regulation, judgment, decree or order of any court or other agency of government and agreements, or other instruments to which the Company is a party or by which it or any of its property, is or may be bound and to such other matters as may be reasonably requested.

(e)           The Company and the Issuer shall have executed and delivered such non-arbitrage certificates and representations, as may be required to comply with Section 148 of the Internal Revenue Code of 1986, as amended, or any similar successor provisions and the regulations, rulings and interpretative court decisions thereunder.

(f)           Bryant Miller Olive P.A., as bond counsel, shall have delivered its opinion with respect to the validity of the Bonds, and to the income tax status of the interest on the Bonds.

(g)           The Company shall have provided such other or additional representations, warranties, covenants, agreements, certificates, financial statements, and other proofs as may be required by the Issuer or by Bryant Miller Olive P.A., as bond counsel.

SECTION 9.  In the event that the Bonds are not issued and sold and the transactions contemplated hereby are not closed within a timely basis for any reason whatsoever and whether or not as a result of any failure to find one or more purchasers for the Bonds, any default or failure of performance by the Issuer, the inability of the Issuer to issue and sell the Bonds or the failure or inability of the Issuer and the Company to agree to the terms and conditions of the agreements, instruments and other documents provided for herein or contemplated hereby, the Company agrees unless waived in the sole discretion of the Issuer that:

(a)           The Company will (i) pay all its costs and expenses, including any fees due any attorneys, financial agents or others employed by the Company, (ii) pay the reasonable fees and expenses of bond counsel, and (iii) reimburse the Issuer for all reasonable out-of-pocket costs and expenses, including reasonable fees and expenses of the Issuer's Counsel, which the Issuer may have incurred in connection with this Memorandum of Agreement or the Bond issue.

(b)           The Company will indemnify and hold the Issuer, and the Issuer's members, officers, employees and agents, harmless against any liabilities, allegations or claims of loss or damage (including attorneys' fees and expenses) pertaining to the Project, the Bonds, or any transaction contemplated hereunder, or arising out of or predicated upon this Memorandum of Agreement, any action or non-action taken or omitted in reliance upon this Memorandum of Agreement, or any default or failure of performance hereunder.

SECTION 10.  No covenant or agreement contained in this Memorandum of Agreement or the  Bonds, the trust agreement, the financing agreement, or in any other instrument relating to the Bonds or the Project, shall be deemed to be a covenant or agreement or any member, officer, employee or agent of the Issuer in an individual capacity, and neither the members of any other officer of the Issuer executing the Bonds or any such agreements or instruments shall be liable personally thereon or be subject to any personal liability or accountability by reason thereof.

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IN WITNESS WHEREOF, the parties have executed this Memorandum of Agreement and affixed their respective seals, as of the date first written above.

PINELLAS COUNTY INDUSTRIAL
DEVELOPMENT AUTHORITY, doing
business as the Pinellas County
Economic Development Authority
(SEAL)

	By:	/s/ Mike Meidel
	Name:	Mike Meidel
	Title:	Executive Director

BOVIE MEDICAL CORPORATION

	By:	/s/ Moshe Citronowicz
	Name:	Moshe Citronowicz
	Title:	Chief Operations Officer &
Vice President

[Signature Page to Memorandum of Agreement]